EXHIBIT 99.1

FOR:              AMREP Corporation
                       300 Alexander Park, Suite 204
                       Princeton, New Jersey 08540

CONTACT:   Peter M. Pizza
                       Vice President and Chief Financial Officer
                       (609) 716-8210

AMREP REPORTS FIRST QUARTER FISCAL 2011 RESULTS

Princeton, New Jersey, September 10, 2010 - AMREP Corporation (NYSE: AXR) today reported a net loss of $498,000, or $0.08 per share, for its fiscal 2011 first quarter ended July 31, 2010, compared to a net loss of $1,056,000, or $0.18 per share, for the first quarter of the prior fiscal year.  Revenues were $25,087,000 in the first quarter of this fiscal year versus $32,457,000 for the same period last year.

First quarter 2011 revenues from land sales at the Company’s AMREP Southwest subsidiary were $824,000 compared to $1,485,000 for the same period of fiscal 2010.  Results for both periods were substantially lower than the Company has historically experienced in its principal market of Rio Rancho, New Mexico, due to a prolonged severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas.  The Company believes that this decline reflects the persistently weak national and local New Mexico economies due to high unemployment levels, low consumer confidence, reduced credit availability and weak consumer spending, among other factors. The average gross profit percentage on land sales was 52% for the first quarter of 2011 and 57% for the first quarter of 2010, with the variance being attributable to a change in the mix of areas from which undeveloped lots were sold in each period and the effect of indirect costs on the lower revenue base. As a result of these and other factors, including the nature and timing of specific transactions, revenues and related gross profits from real estate land sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

Revenues from the Company’s Kable Media Services operations decreased from $30,768,000 in the first quarter of 2010 to $24,236,000 for the same period in 2011. Magazine publishers, who are the principal customers of these operations, continued to suffer from low advertising revenues and reduced subscription and newsstand sales, which caused some publishers to close magazine titles or seek more favorable terms from Kable or its competitors. As a result of these factors as well as the effect of customer losses, revenues from Kable’s Subscription Fulfillment Services operations decreased from $25,127,000 for the first quarter of 2010 to $18,852,000 for the same period of 2011. Revenues from Newsstand Distribution Services operations decreased from $3,205,000 for the first quarter 2010 to $3,114,000 for the same period of 2011 as a result of lower distribution volumes. Revenues from Kable’s Product Fulfillment Services and Other business segment also decreased, from $2,436,000 for the first quarter of 2010 to $2,270,000 for the same period in 2011, primarily due to the loss of a customer and lower volumes. Offsetting these revenue declines, Kable’s operating and general and administrative expenses decreased by $7,916,000 in the first quarter of 2011 compared to the same period in 2010, primarily as a result of reductions in payroll and benefit costs associated with the decreased revenues and lower facilities and equipment costs (including depreciation) as well as other efficiencies related to the ongoing project to consolidate the Subscription Fulfillment Services business from three locations in Colorado, Florida and Illinois into one existing location at Palm Coast, Florida.  This project is expected to be completed by October 31, 2010.

AMREP Corporation’s AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in Rio Rancho, New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription and product fulfillment and related services to publishers and others.  The quarterly results should be considered in conjunction with the Company’s audited financial statements for fiscal 2010, which are included in the Company’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission.  The 2010 Annual Report is available through the Company’s website, www.amrepcorp.com, and any shareholder may receive a hard copy of the 2010 Annual Report without charge upon request to the Company.

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(Two Schedules Follow)
Schedule 1
AMREP CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,
	2010	2009
Revenues	$25,087,000	$32,457,000

Net income (loss)	$(498,000)	$(1,056,000)

Earnings (loss) per share – Basic and Diluted:	$(0.08)	$(0.18)

Weighted average number of common shares outstanding	5,996,000	5,996,000

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Schedule 2

The Company’s land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

	Three months ended July 31,
	2010			2009
	Acres Sold	Revenues	Revenues per Acre	Acres Sold	Revenues	Revenues per Acre
Developed
Residential	1.0	$377	$377	2.8	$670	$239
Commercial	-	-	-	-	-	-
Total Developed	1.0	377	377	2.8	670	239
Undeveloped	11.0	447	41	26.0	815	31
Total	12.0	$824	$69	28.8	$1,485	$52

The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.